EXHIBIT 99.1

NEWS	Contact:	Clay Williams (713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
SECOND QUARTER 2007 EARNINGS AND BACKLOG
HOUSTON, TX, July 25, 2007 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the second quarter ended June 30, 2007 it earned net income of $318.5 million, or $1.79 per fully diluted share, compared to first quarter ended March 31, 2007 net income of $275.9 million, or $1.55 per fully diluted share. Earnings per share more than doubled from the second quarter of 2006, when the Company earned $147.9 million or $0.84 per fully diluted share.
Revenues for the second quarter of 2007 were $2,384.9 million, an increase of 10 percent from the first quarter of 2007 and an increase of 44 percent from the second quarter of 2006. Operating profit for the quarter was $497.2 million or 20.8 percent of sales. Operating profit flow-through, or the increase in operating profit divided by the increase in revenue, was 32 percent from the first quarter of 2007 to the second quarter of 2007, and was 34 percent from the second quarter of 2006 to the second quarter of 2007.
Backlog for capital equipment orders for the Company’s Rig Technology segment at June 30, 2007 increased to $7.2 billion, compared to $6.4 billion at March 31, 2007, with new orders during the quarter of $1.8 billion. The increase in the Company’s backlog for capital equipment reflected the strong demand for its drilling equipment products, particularly for international offshore rigs.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We are very pleased with the strong results we achieved this quarter. Our solid operating results were due to the strong demand for our oilfield products and services, especially capital equipment products, and the efficient execution of our business. Our record backlog for drilling equipment leads us to believe that we can continue to build off of the positive results we have achieved so far this year. I am extremely proud of the job our employees have done to meet the needs of our customers. We remain optimistic about market conditions for the remainder of this year.”
Rig Technology
Second quarter revenues for the Rig Technology segment were $1,409.2 million, an increase of 16 percent over the first quarter of 2007 and an increase of 67 percent from the second quarter of 2006. Operating profit for this segment was $340.8 million, or 24.2 percent of sales, an increase of 27 percent from the first quarter. Operating profit flow-through from the first quarter of 2007 to the second quarter of 2007 was 38 percent, and operating profit flow-through from the second quarter of 2006 to the second quarter of 2007 was 37 percent. Revenue out of backlog for the segment rose 21 percent sequentially and 82 percent year-over-year, to $957 million for the second quarter of 2007.

Petroleum Services & Supplies
Revenues for the second quarter of 2007 for the Petroleum Services & Supplies segment were $746.1 million, up 8 percent compared to first quarter results and up 26 percent from the second quarter of 2006. Operating profit was $177.8 million, or 23.8 percent of revenue, an increase of 4 percent from the first quarter. Operating profit flow-through from the first quarter of 2007 to the second quarter of 2007 was 13 percent, and operating profit flow-through from the second quarter of 2006 to the second quarter of 2007 was 33 percent. Strong results from most of the group’s businesses around the world overcame a general decline in Canada.
Distribution Services
The Distribution Services segment generated second quarter revenues of $344.8 million, representing a 2 percent decrease from the first quarter and an 8 percent increase from the second quarter of 2006. Second quarter operating profit was $23.1 million or 6.7 percent of sales, $1.8 million lower than the first quarter and $2.9 million higher than the second quarter of 2006. Strong top line growth in domestic markets did not overcome soft market conditions in Canada.
The Company has scheduled a conference call for July 25, 2007, at 9:00 a.m. Central Time to discuss second quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-205-0033 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,032.7	$957.4
Receivables, net	1,886.2	1,614.6
Inventories, net	2,243.2	1,828.8
Costs in excess of billings	440.4	308.9
Deferred income taxes	115.7	101.6
Prepaid and other current assets	231.1	154.3

Total current assets	5,949.3	4,965.6

Property, plant and equipment, net	1,133.4	1,022.1
Deferred income taxes	40.3	56.1
Goodwill	2,373.7	2,244.7
Intangibles, net	785.3	705.2
Other assets	28.3	25.6

	$10,310.3	$9,019.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$587.3	$505.2
Accrued liabilities	1,576.6	1,420.2
Billings in excess of costs	819.8	564.4
Current portion of long-term debt and short-term borrowings	110.0	5.6
Accrued income taxes	126.3	169.8
Total current liabilities	3,220.0	2,665.2

Long-term debt	740.7	834.7
Deferred income taxes	424.2	389.0
Other liabilities	71.7	71.4

Total liabilities	4,456.6	3,960.3

Commitments and contingencies

Minority interest	44.2	35.5

Stockholders’ equity:
Common stock — par value $.01; 178,104,322 and 175,571,663 shares issued and outstanding at June 30, 2007 and December 31, 2006	1.8	1.8
Additional paid-in capital	3,574.6	3,461.7
Accumulated other comprehensive income	130.2	46.1
Retained earnings	2,102.9	1,513.9

	5,809.5	5,023.5

	$10,310.3	$9,019.3

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Rig technology	$1,409.2	$845.8	$2,629.0	$1,561.1
Petroleum services and supplies	746.1	589.9	1,437.9	1,130.9
Distribution services	344.8	319.1	696.7	645.6
Eliminations	(115.2)	(97.4)	(213.0)	(168.4)

Total revenue	2,384.9	1,657.4	4,550.6	3,169.2
Gross profit	683.8	400.7	1,298.8	750.5
Gross profit %	28.7%	24.2%	28.5%	23.7%
Selling, general, and administrative	186.6	154.1	374.5	298.2
Integration costs	—	—	—	7.9

Operating profit	497.2	246.6	924.3	444.4

Interest and financial costs	(13.1)	(13.0)	(25.4)	(26.6)
Interest income	10.0	3.3	19.1	5.0
Other income (expense), net	(0.8)	(11.0)	(3.7)	(14.0)

Income before income taxes and minority interest	493.3	225.9	914.3	408.8
Provision for income taxes	172.0	76.3	312.7	137.6

Income before minority interest	321.3	149.6	601.6	271.2
Minority interest in income of consolidated subsidiaries	2.8	1.7	7.2	3.0

Net income	$318.5	$147.9	$594.4	$268.2

Net income per share:
Basic	$1.80	$0.84	$3.37	$1.53

Diluted	$1.79	$0.84	$3.36	$1.52

Weighted average shares outstanding:
Basic	177.2	175.2	176.6	174.9

Diluted	178.2	176.6	177.2	176.6

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006
Revenue:
Rig technology	$1,409.2	$845.8	$1,219.8	$2,629.0	$1,561.1
Petroleum services and supplies	746.1	589.9	691.8	1,437.9	1,130.9
Distribution services	344.8	319.1	351.9	696.7	645.6
Eliminations	(115.2)	(97.4)	(97.8)	(213.0)	(168.4)

Total revenue	$2,384.9	$1,657.4	$2,165.7	$4,550.6	$3,169.2

Operating profit:
Rig technology	$340.8	$134.1	$268.8	$609.6	$227.8
Petroleum services and supplies	177.8	127.0	171.0	348.8	242.1
Distribution services	23.1	20.2	24.9	48.0	40.6
Unallocated expenses and eliminations	(44.5)	(34.7)	(37.6)	(82.1)	(66.1)

Total operating profit	$497.2	$246.6	$427.1	$924.3	$444.4

Operating profit %:
Rig technology	24.2%	15.9%	22.0%	23.2%	14.6%
Petroleum services and supplies	23.8%	21.5%	24.7%	24.3%	21.4%
Distribution services	6.7%	6.3%	7.1%	6.9%	6.3%
Other unallocated	—	—	—	—	—

Total operating profit %	20.8%	14.9%	19.7%	20.3%	14.0%

Note: Stock-based compensation expense and integration costs have been allocated to the respective business segments and unallocated expenses for all periods presented.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING INTEGRATION COSTS
(Unaudited)
(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006
Reconciliation of EBITDA (Note 1):
GAAP net income	$318.5	$147.9	$275.9	$594.4	$268.2
Provision for income taxes	172.0	76.3	140.7	312.7	137.6
Interest expense	13.1	13.0	12.3	25.4	26.6
Depreciation and amortization	51.9	38.7	47.3	99.2	77.1
Integration costs	—	—	—	—	7.9

EBITDA (Note 1)	$555.5	$275.9	$476.2	$1,031.7	$517.4

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, and integration costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.
Clay Williams, (713) 346-7606
Clay.Williams@nov.com